SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                         April 23, 1998


                     REYNOLDS METALS COMPANY
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
      (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant announced on April 23, 1998 that it has reached a definitive agreement on the sale of substantially all of the assets of its global can business to Ball Corporation ("Ball"). The agreement has been approved by the boards of directors of both companies, but remains subject to regulatory approvals, third party consents, and completion of transaction financing by Ball.

     The Registrant anticipates proceeds from the transaction of approximately $820 million, with the final amount to be determined by working capital levels at closing. Up to $100 million of the total proceeds may be paid in Ball common stock.

     As previously announced, the Registrant expects to apply the proceeds from this transaction, together with the proceeds from other pending asset sales, toward its stated objectives of reducing debt by $900 million and repurchasing its common stock.

     Effective with the signing of this agreement, the Registrant's Board of Directors has authorized the repurchase of up to a total of 18 million common shares, which includes the five-million share repurchase program announced in January 1998. Of this amount, the Registrant has already repurchased two million shares. It currently has 71.9 million shares outstanding. The repurchase authorization extends to December 31, 2000.

     The sale to Ball includes the Registrant's North American can operations, which consist of 14 can plants and two end plants. It also includes the Registrant's 34.9% interest in Latas de Aluminio S.A., which operates can facilities in Brazil, Chile and Argentina, subject to third party consents from Latasa stockholders and lenders.

     The sale does not include the Registrant's can machinery business or its 27.5% interest in United Arab Can Company, which operates a can plant in Saudi Arabia. The Registrant is currently engaged in a separate sale process for the machinery business. Once the Registrant completes the disposition of all assets related to its global can business, it expects to realize total proceeds in the range of $875 million to $900 million and an after-tax gain in the range of approximately $160-170 million, or $2.25-2.40 per share.

     This filing contains forward looking statements. Actual results could differ materially from those that may be projected. Please refer to the Management's Discussion and Analysis in the Registrant's 1997 Annual Report on Form 10-K for a summary of key risk factors that could affect results.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REYNOLDS METALS COMPANY



                                   By:  /s/ D. Michael Jones
                                          D. Michael Jones
                                          Senior Vice President and
                                          General Counsel

Dated:  April 28, 1998